UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 22, 2009
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2009, Patrick Industries, Inc., (the “Company”) issued a press release (the “Press Release”) announcing the signing of a definitive agreement to sell certain assets of its aluminum extrusion operation located in Mishawaka, Indiana to Patrick Aluminum, Inc. a member of the UMC family of companies. The transaction is expected to be completed by the end of July 2009. Net proceeds from the sale are expected to be approximately $7.4 million and are subject to final transaction costs and certain closing adjustments.

The aluminum extrusion operation produces and paints semi-fabricated and fabricated aluminum extrusions for structural and non-structural applications and comprised Patrick’s Engineered Solutions business segment. This business segment was classified as a discontinued operation in the fourth quarter of 2008.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

Item 8.01	Other Events.

As announced in the Press Release, the Company anticipates using a portion of the net proceeds received from the sale of fixed assets and the building that houses the aluminum extrusion operation to pay down principal on the Company’s term loan and pay off the Economic Development Revenue Bonds related to this facility in the third quarter of 2009.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit 99.1	-	Press Release issued July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

DATE: July 24, 2009	BY	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer